EXHIBIT 10.3


            AMENDMENT #1 TO DEFERRED COMPENSATION PLAN
                                       FOR
                                 EMIL C. HERKERT



This amendment, dated April 27, 1990 establishes the appreciation of the Deferred Compensation Plan contributions from the beginning of the Plan and continuing into the future in the absence of the investment of the funds.

The funds established and contributed to by the company in yearly amounts will be deemed to have appreciated at a rate equal to the prime rate of interest as determined in the Wall Street Journal for the first business day of each month, which amount shall be compounded on a monthly basis from its inception in September 1986 and continue as long as the funds have not otherwise been invested.

      Agreed to this 27th day of April, 1990.




      Frank Piedelievre                   Emil C. Herkert


      /s/ Frank Piedelievre                    /s/ Emil C. Herkert